EXHIBIT 99.1

                                  PRESS RELEASE
                          UCI MEDICAL AFFILIATES, INC.
                 REPORTS SECOND QUARTER FISCAL YEAR 2006 RESULTS


Columbia, SC - May 3, 2006 - UCI Medical Affiliates, Inc. (OTC Bulletin Board:
UCIA) announced today that revenue for the quarter ended March 31, 2006 increased 8% to $16,971,000 from $15,662,000 for the quarter ended March 31, 2005.

The Company reported a 7% increase in net income to $1,007,000 or $.10 per share for the quarter ended March 31, 2006, as compared to net income of $941,000 ($.10 per share) for the quarter ended March 31, 2005. (During the six month period last fiscal year, there were two one-time tax adjustments including a tax benefit of $4,495,000 recorded during the quarter ended December 31, 2004; and a tax expense of $987,000 recorded during the quarter ended March 31, 2005.)

"Our Company has produced solid second quarter improvement, in both revenues and bottom line performance, despite what the CDC terms an `unusually mild' flu season", said Dr. Michael Stout, President and Chief Executive Officer. "We have focused especially on patient satisfaction and expanded services for those patients and we feel this strategy has met with reasonable success. We remain committed to delivering quality service in convenient, neighborhood locations that are open evenings and weekends - our sense is that keeping to this core strategy gives us the foundation on which we can grow, both in locations and in service offerings for our patients."

The Company's March 31, 2006 balance sheet reflects total assets of $24,342,000 as compared to $23,399,000 at September 30, 2005 while stockholders' equity at March 31, 2006 was $15,124,000 as compared to $13,321,000 at September 30, 2005.

"I am proud of the sustained success of our Company as we have expanded in our range of services to pediatrics, orthopaedics and soon a wellness center," said Jerry F. Wells, Jr., CPA, Chief Financial Officer and Executive Vice President.

UCI Medical Affiliates, Inc. provides nonmedical management and administrative services for a network of 49 freestanding medical centers, 48 of which are located throughout South Carolina and one is located in Knoxville, Tennessee (30 operating as Doctors Care in South Carolina, one as Doctors Care in Knoxville, Tennessee, 16 as Progressive Physical Therapy Services in South Carolina, one as Luberoff Pediatrics in South Carolina, and one as Carolina Orthopaedic and Sports Medicine in South Carolina).

Certain of the statements contained in this press release that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this press release that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we have no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of prospective healthcare reform; (7) the challenges and uncertainties in the implementation of our expansion and development strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in this press release and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.

Contact: Jerry F. Wells, Jr., CPA
                  Executive Vice President and Chief Financial Officer UCI Medical Affiliates, Inc.
                  4416 Forest Drive
                  Columbia, South Carolina  29206
                  (803) 782-4278
                  www.doctorscare.com
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